UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2015 (May 28, 2015)

Fifth Street Senior Floating Rate Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35999	61-1713295
(State or other jurisdiction	(Commission File Number)	(I.R.S. employer
of incorporation)		Identification No.)

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 681-3600

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 28, 2015, Fifth Street Senior Floating Rate Corp. (the “Company”) completed a $309 million debt securitization transaction (“Debt Securitization”) in which FS Senior Funding Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands and wholly-owned subsidiary of the Company (the “Issuer”), and FS Senior Funding CLO LLC, a Delaware limited liability company (the “Co-Issuer” and together with the Issuer, the “Co-Issuers”), issued $222.6 million of long-term secured notes (the “2015 Notes”) to refinance its existing $200 million credit facility arranged by Natixis, New York Branch (the “Natixis Facility”) backed by a diversified portfolio of senior loans. The transaction was executed through a private placement of $126.0 million of Class A-T Notes which bear interest at the London Interbank Offered Rate (“LIBOR”) plus 1.80%; $29.0 million of Class A-S Notes which bear interest at LIBOR plus 1.55%; $20.0 million of Class A-R Notes which bear interest at the applicable commercial paper rate plus 1.80%; $25.0 million of Class B Notes which bear interest at LIBOR plus 2.65%; and $22.6 million of Class C Notes which bear interest at LIBOR plus 3.25%. The Company directly retained all of the Class C Notes and equity interests of the Issuer. The Debt Securitization has a four-year reinvestment period with a ten-year maturity and a two-year non-call period, except for the Class A-S Notes which have a sixteen-and-a-half-month non-call period.

In connection with the issuance and sale of the 2015 Notes, the Company has made customary representations, warranties and covenants in the related note purchase agreement. The Class A-T Notes, Class A-R Notes, Class A-S Notes and Class B Notes are the secured obligations of the Co-Issuers and the Class C Notes are the secured obligations solely of the Issuer, and the indenture governing the 2015 Notes includes customary covenants and events of default. The 2015 Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” laws and may not be offered or sold in the United States absent registration under Section 5 of the Securities Act or an applicable exemption from such registration requirements.

The Company serves as collateral manager to the Issuer under a collateral management agreement and will receive a fee for providing these services. The Company has retained Fifth Street Management LLC, the Company’s investment adviser, to furnish collateral management sub-advisory services to the Company pursuant to a sub-collateral management agreement. Fifth Street Management LLC will be entitled to receive 100% of the collateral management fees paid to the Company under the collateral management agreement.

The proceeds of the private placement of the 2015 Notes, net of expenses, will be used to repay the entire amount outstanding under the Natixis Facility. As part of the transaction, FS Senior Funding LLC, the borrower under the Natixis Facility, merged with and into the Issuer, with the Issuer remaining as the surviving entity. The Company entered into a master transfer agreement under which the Company has agreed to sell or contribute certain senior loans to the Issuer. The Company has made customary representations, warranties and covenants in the master transfer agreement.

The descriptions of the documentation related to the Debt Securitization contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety to the full text of the relevant documentation, including the indenture relating to the Debt Securitization, attached hereto as Exhibit 4.1 and incorporated into this Current Report on Form 8-K by reference.

The Company issued a press release on June 1, 2015 to announce the closing of the Debt Securitization, a copy of which is attached hereto as Exhibit 99.1.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the closing of the sale of the 2015 Notes, on May 28, 2015, FS Senior Funding LLC, as the borrower under the Natixis Facility, repaid its outstanding obligations under and terminated the Natixis Facility. Obligations under the Natixis Facility would have otherwise matured on November 1, 2021.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture among FS Senior Funding Ltd., as issuer, FS Senior Funding CLO LLC, as co-issuer, and Wells Fargo Bank, National Association, as trustee, dated as of May 28, 2015.

99.1	Press Release dated June 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2015	FIFTH STREET SENIOR FLOATING RATE CORP.

	By:	/s/ David H. Harrison
		Name:	David H. Harrison
		Title:	Chief Compliance Officer and Secretary